Exhibit 10.4

SMART BALANCE, INC.
SECOND AMENDED AND RESTATED STOCK AND AWARDS PLAN

STOCK OPTION GRANT NOTICE AND AGREEMENT

To:  «Name» (“you”)

Smart Balance, Inc. (the “Company”) is pleased to confirm that you have been granted a stock option award (the “Option”), effective «Grant_Date» (the “Grant Date”).  Your Option is subject to the terms of this Stock Option Grant Notice and Agreement (this “Agreement”) and the Second Amended and Restated Smart Balance, Inc. Stock and Awards Plan (the “Plan”), which is incorporated into this Agreement by reference.  Initially capitalized terms used in this Agreement and defined in the Plan shall have the meanings given to such terms in the Plan.  Copies of the Plan are available from the Compensation Committee of the Company’s Board of Directors (“Committee”).

1.      Option Grant.

Your Option permits you to purchase, on the terms and conditions set forth in this Agreement, the number of shares (the “Option Shares”) of the Company’s common stock (the “Common Stock”), at the exercise price (the “Exercise Price”) set forth in the following table.

Number of Option Shares	Exercise Price Per Option Share
«Total_Options»	«Exercise_Price»

2.      Option Type.

Your Option is a non-qualified stock option and is intended to conform in all respects with the Plan. This Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

3.      Term of Option.

As a general matter, your right to exercise the Option will expire on the tenth anniversary of the Grant Date (the “Expiration Date”).  As provided below, your right to exercise the Option may expire prior to the Expiration Date, if you die or your employment with the Company terminates.

4.      Vesting.

Your right to exercise the Option with respect to the Option Shares will vest over time in accordance with the following schedule, provided you are employed with the Company or any of its Subsidiaries (collectively, the “Smart Balance Companies”) on the applicable Anniversaries of the Grant Date listed below.

Anniversary of Grant Date	Vested Percentage of Option
1st Anniversary	25%
2nd Anniversary	50%
3rd Anniversary	75%
4th Anniversary	100%

Except as otherwise provided in Section 7 below, if your employment with the Smart Balance Companies terminates you will forfeit that portion of the Option that is not vested on the date of your termination.

5.      Change in Control Vesting.

In the event that a Change of Control occurs with respect to the Company, any portion of your Option that is not vested shall vest, and become exercisable, upon such Change in Control.

6.      Exercise.

Prior to the Expiration Date and at any time during your employment with the Smart Balance Companies, you may exercise all or a portion of your Option, to the extent vested, by designating the number of Option Shares to be acquired in accordance with the exercise procedures established by the Committee from time to time.  Your right to exercise the Option to the extent vested following the date your employment terminates will depend on the reason for such termination, as described in Section 7 below.

You must pay to the Company at the time of exercise the sum of (i) the full amount of the Exercise Price for the number of Option Shares to be acquired and (ii) an amount equal to the aggregate minimum federal, state and local income and employment taxes that the Company is required to withhold and deposit on behalf of you with respect to your exercise (“Tax Obligation”).

You may elect to pay the Exercise Price or your Tax Obligation by having the Company reduce the number of Option Shares you receive upon such exercise.  Alternatively, you may pay the Exercise Price or your Tax Obligation:

a.           in cash;

b.           by surrendering to the Company previously acquired shares of Common Stock having a Fair Market Value at the time of exercise equal to the Exercise Price or Tax Obligation; or

c.           to the extent permitted by applicable law, by delivery of irrevocable instructions to a broker to (1) promptly deliver to the Company the amount of sale proceeds from the Option Shares or other proceeds to pay the Exercise Price or the Tax Obligation, and (2) deliver to you the balance of the Option Share proceeds in the form of cash or shares of Common Stock.

If you pay the Exercise Price or your Tax Obligation by surrender of shares of Common Stock, you must also submit proof acceptable to the Company substantiating your ownership of those shares.  The value of previously acquired shares of Common Stock used to pay the Exercise Price (either directly or by attestation) of the Option Shares to be acquired or your Tax Obligation shall be equal to the aggregate Fair Market Value  of such previously acquired shares of Common Stock on the date of the exercise.  Your Option will be considered finally exercised on the date on which your payment of the Exercise Price and Tax Obligation is received by the Company.  By exercising any portion of the Option, you are accepting all of the terms and conditions specified in this Agreement.

7.      Impact of Termination of Employment on Option.

Except as otherwise expressly provided in this Section 7 or otherwise agreed to by the Committee, if your employment with the Smart Balance Companies terminates, (i) you will forfeit that portion of your Option that is not vested on the date of your termination and (ii) you will have a limited period in which to exercise such portion of any Option as was vested on the date of your termination.  The Committee, in its sole discretion, shall be authorized to determine the nature of any termination of employment and your rights under this Section 7 as a result of such termination and such determination shall be binding for all purposes under this Section 7.

(a)           Death or Disability. If you die or if the Company elects to terminate your employment with the Smart Balance Companies due to your Disability, (i) your Option to the extent not previously vested will vest and become non-forfeitable as of the date of your death or the date your employment terminates due to your Disability and (ii) your Option may be exercised thereafter at any time that is both before the Expiration Date and within one year of the date of your death or termination.  To the extent not previously exercised, your Option will terminate and may not be exercised after the earlier of the Expiration Date or the first anniversary of the termination of your employment due to your death or Disability.

Your employment will be considered to have been terminated due to your Disability if the Board determines, in its sole discretion, that at the time your employment terminates you were unable to perform any material portion of your assigned duties and responsibilities, with or without accommodation, due to a mental or physical condition that is expected to last indefinitely.  In making this determination, the Committee may rely upon such information as it deems necessary or appropriate.

(b)           Voluntary Termination.  If you voluntarily terminate your employment with the Smart Balance Companies, (i) your Option to the extent not previously vested will terminate and be forfeited as of the date your employment terminates and (ii) your Option, to the extent vested, may be exercised during the 90 day period immediately following the date your employment terminates.  Any vested portion of the Option which remains unexercised will be forfeited, and your right to exercise that portion of the Option shall terminate, on the 91st day following the date your employment terminates.

(c)           Involuntary Termination.  If your employment with the Smart Balance Companies is terminated by the Company other than for Cause, (i) your Option to the extent not previously vested will terminate and be forfeited as of the date your employment terminates and (ii) your Option, to the extent vested, may be exercised during the 90 day period immediately following the date your employment terminates.  Any vested portion of the Option which remains unexercised will be forfeited, and your right to exercise that portion of the Option shall terminate, on the 91st day following the date your employment terminates.

d)           Termination for Cause.  If your employment with the Smart Balance Companies is terminated for Cause, your Option will be forfeited and your right to exercise the Option, whether or not vested, shall terminate as of the date your employment terminates.

(e)           Non-Employee Option Holders. For purposes of this Agreement, (i) with respect to an individual who is an independent member of the Board, the terms “employee”, “employed” or “employment” shall refer to your service as a member of the Board and (ii) with respect to option holders who are independent service providers to the Company, the terms “employed” or “employment” shall refer to the term of the service relationship between you and the Company.

8.      Adjustments In Capitalization.

In the event of any dividend or other distribution (in whatever form), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar transaction or event that affects the Common Stock, the Committee shall adjust the terms of the Option, to the extent necessary, in its sole discretion, in order to prevent dilution or enlargement of the benefits or potential benefits of the Option.    However,  in no event shall the Committee adjust the terms of the Option in a manner which could cause the Option  to be treated as the grant of a new Option for purposes of Section 409A of the Code and Treas. Reg. §§1.409A-2 through 1.409A-6 or cause the Company to incur a new compensation charge for financial reporting purposes.

9.      Rights as a Stockholder.

You will have no rights as a stockholder with respect to any Option Shares until and unless you exercise the Option and shares of Common Stock have been transferred to you.

10.      Public Offer Waiver.

By executing this Agreement, you acknowledge and confirm your understanding that your rights under the Plan arise strictly from your status as an employee of or service provider to the Smart Balance Companies and that the Company’s grant of the Option to you is not an offer of securities made to the general public.

11.      Transferability of Option Shares.

You hereby agree not to offer, sell or otherwise attempt to dispose of any Common Stock covered by the Option Shares in a way which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country.  The Company reserves the right to place restrictions on any Common Stock you may receive as a result of your exercise of the Option.

12.      Conformity with the Plan.

This Option is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  By accepting your Option, you agree to be bound by the terms and conditions of this Agreement, the Plan, and any and all conditions established by the Company in connection with Options issued under the Plan. You also understand that this Agreement does not give you any legal or equitable right (other than those rights constituting the Agreement itself) against the Smart Balance Companies directly or indirectly, or give rise to any cause of action at law or in equity against the Smart Balance Companies.

13.      Interpretations.

Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of terms of this Agreement or the Plan will be determined and resolved by the Committee or its authorized delegate.  The Committee’s determination or resolution will be final, binding and conclusive for all purposes.

14.      No Rights to Continued Employment or Future Awards.

You hereby acknowledge and understand that this Option shall not form part of any contract of employment between you and any of the Smart Balance Companies.  Nothing in the Agreement or the Plan confers on you any right to continue in the employ of the Smart Balance Companies or in any way affects the Smart Balance Companies’ right to terminate your employment without prior notice at any time or for any reason.  You further acknowledge that the Option is being granted to you in consideration of your performance of future services for the Smart Balance Companies and is not under any circumstances to be considered compensation for services you performed for the Smart Balance Companies in the past.

You acknowledge and agree that the granting of your Option is at the discretion of the Committee and that acceptance of your Option is no guarantee that future Options will be granted under the Plan.  Notwithstanding anything in this Agreement or the Plan to the contrary, the Company may amend this Agreement or the Plan, including but not limited to modifications to any of the rights granted to you under this Agreement, without your consent, at such time and in such manner as the  Company may consider necessary or desirable, to reflect changes in law.  You also understand that the Company may amend, resubmit, alter, change, suspend, cancel, or discontinue the Plan at any time without limitation.

15.      Consent to Transfer Personal Data.

You hereby acknowledge and consent to the collection, use, processing and transfer of your personal data as described in this Section 15.  You are not obliged to consent to such collection, use, processing and transfer of personal data.  However, failure to provide your consent may affect your ability to participate in the Plan.  As part of your employment with the Smart Balance Companies, the Company may maintain certain personal information about you, that may include your name, home address and telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport / visa information, age, language skills, drivers license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the Company, and details of all options or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in your favor (the “Data”).  The Company maintains the Data for the purpose of managing and administering the Plan.  The Smart Balance Companies may transfer Data amongst themselves as needed to implement, administer and manage your participation in the Plan, and the Company may also transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan.  These third parties may be located throughout the world, including within the United States.  By voluntarily acknowledging receipt of the Option Shares, you are authorizing these third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any transfer of the Data that may be required to administer the Plan and/or  to permit a broker, or other third party you have chosen, to hold any shares of Company Common Stock you may acquire pursuant to the Plan.  You may, at any time, review the Data, require any necessary amendments to it or withdraw your consent to its collection by contacting the Company in writing; however, withdrawing your consent may affect your ability to participate in the Plan.

16.      Miscellaneous.

a)           Modification.  The Committee (or its authorized delegate) shall make all determinations regarding the number of Option Shares granted to you and the conditions set forth in this Agreement.  The Committee shall maintain a copy of your Agreement in its records.  The Committee may amend or modify this Agreement in any manner, provided that the Committee would have had the authority to do so under the Plan.  However, no amendment or modification of this Agreement shall impair your rights under this Agreement without your express consent.  Any such amendment, modification or supplementation of this Agreement must be in writing and signed by both you and a representative of the Company.

b)           Governing Law.  This Agreement and the Plan shall be construed in accordance with the laws of the State of Delaware, without reference to any conflict of law principals.

c)           Successors and Assigns.  Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of you and the Company, whether so expressed or not.

d)           Waiver.  The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or any other provision hereof.

e)           Severability.  Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Stock Option Grant Notice and Agreement effective as of the day and year first above written.

COMPANY:

SMART BALANCE, INC.

By:

GRANTEE:

«Name»